Exhibit 99.1

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") has declared a dividend in the amount of $1,505 per share of preferred stock, representing property operations for the quarter ended March 31, 2008.  The dividend will be payable on May 20, 2008 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property is located in Houston, Texas, and, as of March 31, 2008, was approximately 62.85% leased.  As anticipated, Washington Mutual Bank (“WAMU”) vacated its holdover premises during March, and is no longer occupying any space at the building.  The recently-vacated WAMU premises is in the process of being cleaned and prepared for marketing tours to new prospective tenants.  In addition, management’s plan to reposition the property in the marketplace continues to advance toward completion.  More specifically, the common area improvements (upgrades to the ground floor lobby, ninth floor sky lobby, streetscape and landscape) are substantially complete and the glass façade remediation remains on schedule for completion for 2008.  Management believes that the repositioning of the property in the marketplace, combined with a dwindling supply of large blocks of available Class A office space in the area, are resulting in increased inquiries from prospective tenants.  Management also believes that the Houston economy and the position of the property within the city’s office market are both strong and management is optimistic that the former WAMU premises will be leased to new tenants.  However, until the former WAMU space is re-leased, it is likely that we will continue to see lower occupancy rates and, as a consequence, lower dividend yields.

Once re-leased with all improvements and spandrel glass skin replacement completed, it is management’s intention to consider a possible sale of the property.  Any sale of the property in the future would be subject to a number of conditions, including a favorable sales market environment, compliance with any SEC requirements, tax considerations, approval by the Company’s board of directors and approval by a majority of the Company’s holders of common stock and preferred stock.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  The Company’s Annual report on Form 10-K for 2007 has been mailed directly to you.  To view Company filings with the SEC, access the following link:
http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company Name:  type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Phoenix Tower Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
06/30/2006	$1,534	$1,610,700	6.1%
09/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
03/31/2007	$1,809	$1,899,450	7.2%
06/30/2007	$1,751	$1,838,550	7.0%
09/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
03/31/2008	$1,505	$1,580,250	6.0%

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  See also the "Risk Factors" set forth in Part I, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.